Exhibit 99.1 news release

Ovintiv Announces Closing of Uinta Asset Sale

DENVER, January 22, 2025 – Ovintiv Inc. (NYSE, TSX: OVV) (“Ovintiv” or the “Company”) today closed the previously announced all cash sale of substantially all its Uinta assets, located in Utah, to FourPoint Resources, LLC, for approximately $2 billion.

“The Uinta sale builds on our track record of unlocking significant value from our non-core assets while focusing our portfolio and extending inventory runway in our core areas,” said Ovintiv President and CEO, Brendan McCracken.

Ovintiv’s previously announced acquisition of Alberta Montney assets from Paramount Resources Ltd. is expected to close before the end of the first quarter.

Important information

Ovintiv reports in U.S. dollars unless otherwise noted. Unless otherwise specified or the context otherwise requires, references to “Ovintiv,” “our” or to “the Company” includes reference to subsidiaries of and partnership interests held by Ovintiv Inc. and its subsidiaries.

Please visit Ovintiv’s website and the Investor Relations page at www.ovintiv.com and investor.ovintiv.com, where Ovintiv often discloses important information about the Company, its business, and its results of operations.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements or information (collectively, “forward-looking statements”) within the meaning of applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, except for statements of historical fact, that relate to the anticipated future activities, plans, strategies, objectives or expectations of the Company are forward-looking statements. When used in this news release, the use of the word “expected” is intended to identify a forward-looking statement.

Although the Company believes the expectations represented by its forward-looking statement is reasonable based on the information available to it as of the date such statement is made, forward-looking statements are only predictions and statements of our current beliefs and there can be no assurance that such expectations will prove to be correct. Any forward-looking statement contained in this news release is made as of the date of this news release and, except as required by law, the Company undertakes no obligation to update publicly or revise any forward-looking statement. Any forward-looking statement contained or incorporated by reference in this news release, and any subsequent forward-looking statements attributable to the Company, whether written or oral, are expressly qualified by these cautionary statements.

The reader should carefully read the risk factors described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and in other filings with the SEC or Canadian securities regulators, for a description of certain risks that could, among other things, cause actual results to differ from these forward-looking statements. Other unpredictable or unknown factors not discussed in this new release could also have material adverse effects on forward-looking statements.

Further information on Ovintiv Inc. is available on the Company’s website, www.ovintiv.com, or by contacting:

Investor contact: (888) 525-0304	Media contact: (403) 645-2252

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